UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20546

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 26, 2007

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement and Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 26, 2007, Horizon Bancorp (“Horizon”), through Horizon Statutory Trust I (“HSTI”), redeemed $12 million of its Floating Rate Capital Securities (“Preferred Securities”) and Horizon redeemed all of the related Floating Rate Junior Subordinated Deferrable Interest Debentures due 2032 (the “Debentures”). The intent to make this redemption was initially announced in an 8-K filing on December 21, 2006.

The redemption price for the Debentures was 100% of the aggregate $12,372,000 outstanding principal amount of the Debentures, plus $277,306.94 of accrued interest thereon. The Debenture redemption proceeds were used by HSTI to redeem all of its $12 million outstanding Preferred Securities and $372 thousand in Common Securities and to pay the accrued interest on those securities.

The redemption of the Debentures, Preferred Securities and Common Securities will result in (i) the dissolution of HSTI upon the filing of a certificate of cancellation with the Secretary of State of Connecticut by the institutional trustee of the Trust (the “Trustee”) in accordance with the Amended and Restated Declaration of Trust dated as of March 26, 2002 (the “Declaration of Trust”), and (ii) the termination of the Declaration of Trust, the Indenture between Horizon and the Trustee, dated as of March 26, 2002 (the “Indenture”), and the Guarantee Agreement between the Company and the Trustee, dated as of March 26, 2002 (the “Guarantee”), each in accordance with the terms thereof.

The redemption was funded with the proceeds from the issuance of $12 million in new floating rate trust preferred securities issued on December 15, 2006. Tier 1 regulatory capital for Horizon will not be negatively affected by these transactions, and Horizon estimates that the combined effect of the redemption and new issuance of these trust preferred securities will reduce interest expense by $180 thousand in 2007 and by $234 thousand each year thereafter through 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 27, 2007	Horizon Bancorp

	By:	/s/ James H. Foglesong
James H. Foglesong, Chief Financial Officer